EXHIBIT 99.1

News Release

205 Crosspoint Parkway ∙ Buffalo, NY 14068

Immediate Release

Columbus McKinnon Appoints David J. Wilson
as President and Chief Executive Officer

BUFFALO, NY, May 14, 2020 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling, announced today that its Board of Directors has appointed David J. Wilson as President and Chief Executive Officer effective June 1, 2020. In conjunction with his appointment, Mr. Wilson will also be elected to serve on the Board of Directors of the Company.
Richard Fleming, Chairman and Interim CEO, commented, “I am extremely pleased that David will be leading Columbus McKinnon as our next President and Chief Executive Officer. After a thorough and extensive search, he became our candidate of choice because of his proven success with operational excellence and customer-centric commercial growth. Further, he brings to Columbus McKinnon superior international and business development skills and a demonstrated track record for delivering results. We believe that David will successfully advance our Blueprint for Growth strategy to become the leading industrial technology company in safe and productive motion control. In addition, we expect that his strong leadership capabilities will take our performance culture to even higher levels.”
Mr. Wilson commented, “I am thrilled to become the President and CEO of Columbus McKinnon Corporation. CMCO is an industry leader with excellent brands and strong customer relationships that is moving into a new chapter of strategic growth. While we are currently in unprecedented times with the pandemic, the team has acted quickly to adjust its operations to the current market environment while also pursuing select strategic initiatives that will advance its Blueprint for Growth strategy. I look forward to the opportunity to help us navigate through this period while we also build a sustainable growth platform that focuses on market segmentation, innovative product development and acquisitions.”
Mr. Wilson, 51, is the president of the Pumps Division of Flowserve Corporation (NYSE: FLS), a leading provider of flow control products and services for the global infrastructure markets. He assumed this role in July 2018 as a result of the combination of the industrial pumps division and the engineered pumps division. The pumps division is Flowserve’s largest division. From September 2017 to July 2018, he was president of the industrial pumps division.
Before his tenure at Flowserve, Mr. Wilson advanced to significant leadership roles at SPX Corporation (NYSE: SPXC) and its spin-off SPX FLOW, Inc. (NYSE: FLOW) over a nearly 20-year period. As president of several businesses within SPX, Mr. Wilson developed innovative growth initiatives, implemented business simplification processes and restructurings, led acquisition and portfolio management strategies and defined strategic visions for the businesses. He ran global operations and resided in both Asia and Europe for several years. Mr. Wilson began his career as an engineer for Polaroid Corporation rapidly advancing into leadership roles. He earned his Bachelor of Science in Electrical Engineering at the University of Massachusetts Lowell.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the impact of Covid-19 and the Company’s aggressive efforts to reduce costs, maintain liquidity and generate cash in the current pandemic, the effectiveness of the Company’s 80/20 Process to simplify operations, the ability of the Company’s Operational Excellence initiatives to drive profitability, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com